EXHIBIT 99.1

News Release . . . .

FOR:	R.EMEDYTEMP, INC.
CONTACT:	Monty Houdeshell Senior Vice President and Chief Financial Officer (949) 425-7600

Roger Pondel/Rob Whetstone PondelWilkinson MS&L

REMEDYTEMP REPORTS THIRD QUARTER FINANCIAL RESULTS

ALISO VIEJO, Calif.—July 30, 2003—RemedyTemp Inc. (Nasdaq:REMX), which operates as Remedy Intelligent Staffing®, RemX® Financial Staffing and RemX® IT Staffing, today reported results for its third fiscal quarter and nine months ended June 29, 2003.

For the third fiscal quarter, revenue increased 1% to $118.8 million from $117.8 million in the prior year. As anticipated, the company incurred a net loss for the third quarter of $0.4 million, or $0.05 per share, primarily reflecting higher state unemployment insurance costs. The company reported net income of $0.5 million, or $0.06 per diluted share, for the third quarter of the prior year.

Greg Palmer, president and chief executive officer, said the increase in revenue was attributed principally to a strengthening in the higher margin clerical sector, which grew 9.9% over the prior year period and represented 29.9% of the company’s total volume compared to 27.5% a year ago. He said revenue growth was offset somewhat by slowing in the lower margin light industrial sector and the strategic decision to exit certain lower gross margin accounts.

Palmer said that management believes it is making good progress executing its plan to return RemedyTemp to profitability. During the quarter, the company closed 17 marginally profitable or non-revenue generating offices and reduced its non-revenue generating work force by 5%. In addition to stringent cost reduction programs throughout the company, emphasis is being focused on those proven business segments that return higher operating margins.

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He said the company’s RemX® division, which concentrates on the specialized financial and professional services sector and generates significantly higher gross margins than other segments of the business, continued its rapid growth during the third quarter and represented approximately 4% of the company’s total volume in the quarter.

“We are moving aggressively forward with increased velocity to execute our strategy, which calls for a shift in our business mix,” Palmer said. “RemedyTemp has a solid foundation and infrastructure on which to build, and we believe we are on track for steady improvement in the months ahead.”

Revenue for the first nine months of fiscal 2003 rose 4.8% to $355.5 million from $339.1 million in the prior year. For the nine months ended June 29, 2003, the company incurred a net loss of $5.2 million, equal to $0.58 per share, including the cumulative effect of the adoption of a new accounting standard, versus net income of $1.4 million, or $0.15 per share, in the prior year.

Effective the first quarter of fiscal 2003, RemedyTemp adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), which requires that goodwill be reviewed for impairment upon adoption. As a result, the company recorded a one-time, non-cash charge of $2.4 million, net of income taxes, or $0.27 per share, for the cumulative effect of adopting SFAS 142. Without the impact of the adoption, the company would have recorded a net loss of $2.8 million, equal to $0.31 per share, for the first nine months of the current fiscal year.

Palmer said RemedyTemp’s balance sheet remains strong, with no debt. The company generated cash from operations of $10.6 million for the nine months ended June 29, 2003. Cash and investments, including restricted cash, was $54.6 million versus $49.1 million at September 29, 2002, the close of the company’s prior fiscal year.

RemedyTemp expects its fourth quarter revenues to increase 3% to 5% over the third quarter, to approximately $122 to $124 million. The company said it expects to sustain a fourth quarter loss of $0.05 to $0.06 per share resulting from an approximate break-even in its commercial business and losses sustained from the expansion of the RemX® business. The estimates exclude any special charges for office closings, workers’ compensation, software development costs or other restructuring related to its change in business mix strategy.

About RemedyTemp Inc.

RemedyTemp, with 248 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

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This news release contains forward-looking statements that involve material risks and uncertainties and are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”). Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including, without limitation, the success of certain cost reduction efforts, the continued performance of the RemX® division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth a summary statement of income and condensed balance sheet and should be read in conjunction with this news release.

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RemedyTemp, Inc.

(Amounts in '000s, except per share amounts)

Statements of Income

	Three Months Ended		Nine Months Ended
	Jun 29, 2003	Jun 30, 2002	Jun 29, 2003	Jun 30, 2002
Total Revenue	$118,838	$117,799	$355,467	$339,127
Cost of Sales	97,401	95,446	293,451	270,939
Licensees’ Share of Gross Profit	6,002	6,984	18,363	20,968
Selling and Administrative Expenses	16,327	13,900	47,841	42,659
Depreciation and Amortization	1,547	1,346	4,052	4,072

Operating (Loss) Income	(2,439)	123	(8,240)	489
Other Income:
Interest Income, net	135	220	537	620
Other, net	158	188	532	684

(Loss) Income Before Income Taxes	(2,146)	531	(7,171)	1,793
(Benefit) from Provision for Income Taxes	(1,711)	11	(4,374)	390

(Loss) Income Before Cumulative Chg in Acct Principle	($435)	$520	($2,797)	$1,403
Cumulative Effect of Change in Accounting Principle,
Net of Tax Benefit of $1,634	—	—	(2,421)	—

Net (Loss) Income	($435)	$520	($5,218)	$1,403
Net (Loss) Income Per Share, Diluted:
Before Cumulative Effect of Chg in Acct Principle	($0.05)	$0.06	($0.31)	$0.15
Cumulative Effect of Chg in Acct Principle	$0.00	$0.00	($0.27)	$0.00

After Cumulative Effect of Chg in Acct Principle	($0.05)	$0.06	($0.58)	$0.15
Diluted Weighted Average Shares	9,048	9,190	9,042	9,067

	Condensed Balance Sheets
	As of
	Jun 29, 2003	Sep 29, 2002
Assets
Current Assets:
Cash and Investments	$32,993	$49,122
Accounts Receivable, net	55,490	61,724
Other Current Assets	13,812	10,974

Total Current Assets	102,295	121,820
Fixed Assets, net	14,531	16,268
Restricted Cash and Investments	21,562	—
Other Assets, net	10,683	8,495

	$149,071	$146,583

Liabilities and Shareholders' Equity
Current Liabilities	$37,286	$37,959
Long-term Liabilities	12,933	5,601
Shareholders' Equity	98,852	103,023

	$149,071	$146,583

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